Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

April 7, 2021

Baxter International Inc.,

One Baxter Parkway,

Deerfield, Illinois 60015.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $500,000,000 principal amount of 3.950% Senior Notes due 2030 (the “2030 Notes”) and (ii) $650,000,000 principal amount of 1.730% Senior Notes due 2031 (the “2031 Notes” and, together with the 2030 Notes, the “Notes”) of Baxter International Inc., a Delaware corporation (the “Company”), to be issued in exchange for the Company’s outstanding 3.950% Senior Notes due 2030 and 1.730% Senior Notes due 2031, respectively, issued pursuant to the Indenture, dated as of March 26, 2020, as amended and supplemented by the first supplemental indenture, dated March 26, 2020, and by the second supplemental indenture, dated November 2, 2020 (collectively, the “Indenture”), among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, (the “Trustee”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act and the Notes have been duly executed and authenticated in accordance with the Indenture and issued and exchanged as contemplated in the Registration Statement, the Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Notes.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

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We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP